Exhibit 16.1

Assentsure PAC
UEN: 201816648N
180B Bencoolen Street,
#03-01 The Bencoolen,
Singapore 189648
https://assentsure.com.sg/

March 17, 2026

United States Securities and Exchange Commission
100 F Street, N.E.

Washington, D.C. 20549

Re:	CONCORDE INTERNATIONAL GROUP LTD
File No. 001-42606

Commissioners:

We have read the Form 6-K of CONCORDE INTERNATIONAL GROUP LTD to be filed with the Securities and Exchange Commission on or about March 17, 2026. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

Very truly yours,

/s/ Assentsure PAC

Singapore